Exhibit 4.1

SOLUNA HOLDINGS, INC.

RESOLUTIONS FOR CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned, Jessica Lincoln Thomas, does hereby certify that:

1. She is the Secretary of Soluna Holdings, Inc., a Nevada corporation (the “Corporation”).

2. That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Certificate of Designation”) of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends Section 1 of the Certificate of Designation to insert the following defined terms:

“Exchange Cap Consent Date” means the date upon which the Company has obtained the Exchange Cap Consent (as defined in the YA SEPA).

“First Amendment” means that certain Amendment No. 1 to Securities Purchase Agreement, dated as of the First Amendment Execution Date, by and between the Corporation and the purchasers signatory thereto.

“First Amendment Effective Date” means the Exchange Cap Consent Date.

“First Amendment Execution Date” means October 1, 2024.

“Lockup Expiration Date” means the last day of the Lock-up Period, as defined in the Amended and Restated Lock-up and Leak-out Agreement, dated as of the First Amendment Execution Date, by and between the Corporation and the purchasers signatory thereto.

“YA SEPA” means that certain Standard Equity Purchase Agreement, dated as of August 12, 2024, by and between the Company and YA II PN, Ltd., as amended.

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 3 of the Certificate of Designation to read as follows:

“Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, by issuing shares of Common Stock or cash at the Corporation’s options to Holders, dividends on shares of Preferred Stock, based on the Stated Value, at a rate of ten percent (10%) per annum, commencing on the Original Issue Date until the date that such share of Preferred Stock is converted to Common Stock or otherwise redeemed (the “Dividend Termination Date”). Such dividends shall accrue and be compounded daily on the basis of a 360-day day year and twelve (12) 30-day months and shall be paid annually on each anniversary of the Original Issue Date (or within five (5) business days thereof) and, in the event that shares of Preferred Stock are converted to Common Stock or otherwise redeemed, on the Dividend Termination Date (or within five (5) business days thereof). No other dividends shall be paid on shares of Preferred Stock.”

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 4 of the Certificate of Designation to read as follows:

“Section 4. Voting Rights. The Preferred Stock will vote with the shares of Common Stock, on an as-converted to Common Stock basis, with respect to all matters on which the holders of Common Stock are entitled to vote, provided, that no Holder (together with such Holder’s Affiliates and Attribution Parties (as hereinafter defined) shall be entitled to vote an amount of shares of Common Stock (including Preferred Stock on as an-converted to Common Stock basis) in excess of the Beneficial Ownership Limitation (as defined below), with any remaining amount of shares held by such Holder, its Affiliates and Attribution Parties deemed non-voting. In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.”

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 6(c) of the Certificate of Designation to read as follows:

c) “Conversion Price. The conversion price for the Preferred Stock shall equal $5.00 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the First Amendment Effective Date as set forth in Section 7 hereof. In addition to any other adjustments described in this Section 6(c), the Conversion Price shall be subject to adjustment on the Lockup Expiration Date as follows: the lowest of (a) $5.00; (b) the closing price of the Corporation’s Common Stock on the Trading Day immediately preceding the Lockup Expiration Date, as quoted on a Trading Market; or (c) 90% of the average VWAP for the five Trading Days preceding the Lockup Expiration Date. The Conversion Price shall be rounded down to the nearest $0.01.”

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 6(e) of the Certificate of Designation to read as follows:

“e) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert or vote any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (the “Initial Beneficial Ownership Limitation”) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.”

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(3) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 7(d) of the Certificate of Designation to read as follows:

d) Fundamental Transaction.

(i) If, at any time while this Preferred Stock is outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (D) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, immediately prior to the closing of such Fundamental Transaction (“Mandatory Conversion Time”), (Y) each share of Preferred Stock shall, without further action from the Holder, automatically convert into Common Stock at the then effective conversion rate as calculated pursuant to Section 6(c) (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock) and (Z) such shares may not be reissued by the Corporation.

(ii) Procedural Requirements. All Holders shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 7(d). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each Holder in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 7(d) (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders thereof to surrender any certificates at or prior to such time), except only the rights of the Holders thereof, upon surrender of any certificate or certificates of such Holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section7(d). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

RESOLVED: That pursuant to Sections 78.1955 and 78.1955(6) of the Nevada Revised Statutes, the Certificate of Amendment of the Certificate of Designation amends and restates Section 8(f) of the Certificate of Designation to read as follows:

“f) Call. The Corporation, upon ten (10) days prior notice to the Holder, may demand that the Holder convert the Preferred Stock in whole or in part, into Common Stock (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock). Should the Holder fail to convert the requested amount of Preferred Stock in its entirety within ten (10) Trading Days after receiving the Corporation’s notice, the Corporation may redeem such remaining unconverted shares of Preferred Stock for a per share price of Fifteen Dollars ($15.00) (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the First Amendment Effective Date as set forth in Section 7 hereof), payable in cash or shares of the Corporation’s Common Stock, in the Corporation’s sole discretion.”

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Designation has been executed by a duly authorized officer of this corporation on October 1, 2024.

/s/ Jessica Lincoln Thomas

Jessica Lincoln Thomas, Secretary